As filed with the Securities and Exchange Commission on March 27 , 2013

Registration No. 333-186571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             Blue Water Restaurant Group, Inc.

 (Exact name of registrant as specified in its charter)

                                          Nevada

 (State or other jurisdiction of incorporation or organization)

                                            5810

 (Primary Standard Industrial Classification Code Number)

                                       45-0611648

 (I.R.S. Employer Identification Number)

                          202 Osmanthus Way, Canton, GA  30114; Tel: (949) 264-1475, Fax: (949) 607-4052

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

                                202 Osmanthus Way, Canton, GA  30114; Tel: (949) 264-1475

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurus Financial Partners, LLC, c/o The Mailbox #5241, P. O. Box 523882, Miami, FL  33152-3882

Tel: (512) 772-1542; Fax: (512) 772-1569

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐                                                                                                        Accelerated Filer    ☐

Non-Accelerated Filer   ☐  (Do not check if a smaller reporting company)            Smaller Reporting Company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value	8,000,000	$0.10	$800,000	$109.12

(1)

Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Registrant on a delayed or continuous basis.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, using the closing price as reported on the OTC Bulletin Board on February 7, 2013, which was $0.10 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

8,000,000 Shares of Common Stock

Blue Water Restaurant Group, Inc.

$0.10 per Share

Blue Water Restaurant Group, Inc. (“Blue Water”) is offering, on a “best-efforts” basis, up to 8,000,000 shares of its Common Stock, $0.001 par value, at a purchase price of $0.10 per share (“Shares”).  If we sell all of the Shares we are offering through this prospectus we will generate net proceeds of approximately $788,890.

We are offering the Shares on self-underwritten, best-efforts basis, which means our sole officer and director, Michael Hume, will attempt to sell the Shares.  The Shares will be offered at a fixed price of $0.10 per share for a period not to exceed 180 days from the date of this prospectus.  There is no minimum number of shares required to be purchased, and, therefore, the total proceeds received by us might not be enough to sustain our business operations.  Mr. Hume will not receive any commissions or other compensation from the offering for selling the Shares on our behalf.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the prospectus sections titled “Plan of Distribution” starting on page 21 and “Use of Proceeds” starting on page 20.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  For more information their report is included in this prospectus on page F-2.

We are a development stage company and currently have limited, early stage operations.  Blue Water qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).  For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 5.

Our securities are not listed on any national securities exchange.  Our common stock is presently quoted for trading on the OTC Bulletin Board (“OTCBB”) under the trading symbol “BUWR”.  On March 26 , 2013, the last sales price of our common stock as reported on the OTCBB was $0.10 per share.

	Per Share	Total
Public offering price	$0.10	$800,000
Underwriter discount	$-0-	$-0-
Proceeds, before expenses, to us (*)	$0.10	$$800,000

(*) Total offering expenses are estimated to aggregate $11,110, or $0.0014 per Share.  We will pay all actual offering expenses.

The offering shall terminate on the earlier of (i) the date when the sale of all 8,000,000 shares is completed or (ii) 180 days from the date of this prospectus.  We may, at our discretion, extend the offering for an additional 90 days.  In the event that we extend the offering for an additional 90 days, we will notify investors by filing a post-effective amendment to our registration statement.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 9.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, the date of this prospectus is March 27 , 2013.

TABLE OF CONTENTS

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 9.  References to “we,” “us,” “our,” “Blue Water” or the “Company” mean Blue Water Restaurant Group, Inc.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and other similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

Overview of Our Business

We were incorporated on March 3, 2011 in the State of Nevada.  We plan on developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region.  Our initial restaurant is going to be called Blue Water Bar & Grill™ and will be located in St. Maarten, Dutch West Indies.

During the fiscal year ended December 31, 2012 we were retained by Long Yard Restaurants to develop a sports themed restaurant concept for the Atlanta, Georgia area, inclusive of financials, 5-year projections, feasibility studies, and floor and traffic planning.  We anticipate successfully concluding this consulting project during the three-month period ending March 31, 2013.  Simultaneous with this consulting project we are seeking similar projects that could benefit from our expertise while we continue seeking additional sources of funding necessary to open our first Blue Water Bar & Grill™ in St. Maarten, Dutch West Indies.

Development Stage Company Status

Based on our financial history since inception on March 3, 2011, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.  We are a development stage company that has only recently begun to generate revenue and currently has nominal assets consisting solely of cash.  Blue Water has a limited operating history and must be considered a development stage company.  Our business operations are subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history and limited capital resources.  No assurances can be given that we will ever be able to implement our business plan or, if implemented, will be successful.  If our business plan is not successful, and we are not able to operate profitably, investors may lose their entire investment in our company.

As of December 31, 2012 we have generated $40,000 in revenue and have incurred ($223,566) in losses since our inception on March 3, 2011.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2013, possibly into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Need for Additional Financing

We estimate that we will need to generate at least $150,000 in additional financing in order to meet our minimal working capital requirements over the next 12 months and open our first Blue Water Bar & Grill™.

If we are able to place this entire offering we will generate maximum net proceeds of approximately $788,890.  However, there are no guarantees that we will be able to place any of this offering.  In the event we do not place an adequate amount of this offering to continue pursuing our business plan, then we will be forced to seek alternative sources of financing elsewhere before we can fully proceed with our business plan.  We can give no assurances that alternative sources of financing will be available to us, or if available, on terms that are acceptable.  Further, in order to proceed with our long-term plans we anticipate that in the future we will need to raise an additional $1.0 - $1.5 million in financing, which most likely will be generated through future offerings of our common stock and, in all likelihood, would be dilutive to current investors.

Going Concern

In their report on our financial statements for the fiscal year ended December 31, 2012, our independent registered public accounting firm issued a going concern opinion.  In their report they expressed serious concerns about our ability to meet our financial obligations, pay our liabilities as they become due, and continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

High Degree of Risk

This offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate sufficient revenue to become profitable, we may be obliged to cease business operations due to a lack of operating capital.  We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 9 of this prospectus.

Our sole officer and director, Michael Hume, owns 61.1% of the issued and outstanding shares of our common stock as of the date of this prospectus.  If we sell all of the shares being offered in this prospectus, Mr. Hume will still own 42.3% of our then issued and outstanding common stock.  Accordingly, he will have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The interests Mr. Hume may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

In addition to retaining significant influence over all voting matters, Mr. Hume is presently our only employee.  Due to his other competing outside business interests, he presently is able to spend a maximum of five to ten hours per week working on our business, which may seriously handicap our overall business, financial condition and results of operations, and potentially lead to missed business opportunities resulting in you possibly losing your entire investment.

We are conducting this offering through this prospectus in an effort to raise enough capital to open our first Blue Water Bar & Grill™ restaurant in St. Maarten, Dutch West Indies.  The capital we will raise from this offering, if any, may be inadequate to open our initial Blue Water Bar & Grill™ restaurant, cover the costs of this offering, and/or meet future reporting requirements.  Please review the "Risk Factors" starting on page 9 of this prospectus and “Liquidity and Capital Resources” on page 25.

Where You Can Find Us

Our principal executive offices are located at 202 Osmanthus Way, Canton, GA  30114 and our telephone number at that address is (949) 264-1475.  This office space is being provided to us by our sole officer and director, Michael Hume, free of charge.

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The Offering

Following is a brief summary of this offering:

Securities being offered by Blue Water:	8,000,000 shares of common stock, $0.001 par value

Offering price:	$0.10 per share

Minimum number of shares to be sold in this offering:	None

Company capitalization:

Common Stock: 70,000,000 shares authorized; 18,000,000 shares issued and outstanding as of the date of this prospectus.

Preferred Stock: 5,000,000 shares authorized; no shares issued and outstanding as of the date of this prospectus.

Number of shares outstanding before the offering:	18,000,000

Number of shares outstanding after the offering, assuming all of the shares are sold:	26,000,000

Use of proceeds:

We intend to use the proceeds of this offering to: (i) open our first Blue Water Bar & Grill™ in St. Maarten, Dutch West Indies and (ii) as general working capital to further develop and continue our business operations.  See the “Use of Proceeds” section for more information on page 20.

Lack of escrow account:

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Risk factors:

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See “Risk Factors” starting on page 9 and the other information contained within this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Important Information – No Required Minimum Amount of Shares Must be Sold

There is no required minimum amount of Shares that must be sold in this offering.  As a result, potential investors will not know how many Shares will ultimately be sold and the amount of proceeds we will receive from this offering.  If we sell only a few Shares, potential investors may end up holding shares in a company that:

•

hasn’t received enough proceeds from the offering to open any restaurant properties and/or sustain ongoing operations; and

•

has limited, volatile, and sporadic trading market for its common stock.

This should be considered a substantial risk of investment, taken together with the “Risk Factors” section presented in this prospectus starting on page 9.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose your entire investment.

Industry Risk Factors

Our industry is historically seasonal, especially in the Caribbean region where we intend to open our restaurants.

Our industry is historically seasonal, especially in the Caribbean region where we intend open our restaurants.  Typically the high season spans the months from November through April.  Low season, which typically spans May through October and coincides with hurricane season, often experiences unpredictable and severe weather, storms and other similar conditions which negatively impact overall tourism.  Since our restaurants will primarily cater to tourists, failure to generate sufficient sales volumes during high season could prevent our business from reaching profitability, or if profitability is ever obtained, fail to maintain such profitability.

Our industry is highly competitive and as a smaller reporting company we may be at a disadvantage to our competitors.

The restaurant industry is highly competitive in general.  Although our targeted marketplace is the Caribbean region where we will be competing primarily with “mom and pop” restaurants, which are typically comprised of smaller family or individually owned and operated non-franchised restaurants, we may have to compete in the future against larger competitors that have greater financial resources and name recognition than we have.  We anticipate facing a high level of competition when opening new restaurants for customers (both tourists and locals), securing prime leasehold locations where we wish to open our restaurants, and attracting and retaining qualified employees.  Many aspects of our business model are not proprietary and, if they prove successful, may be replicated by others.  We cannot prevent such competitors from entering the markets in which we seek to open new restaurants.

Further, because our industry is particular sensitive to cost increases and consists of mostly non-public reporting companies we may be at a competitive disadvantage because of our reporting obligations.  We face additional expenses, which a non-public restaurant business does not, including:

•

quarterly and annual PCAOB auditor fees;

•

EDGAR filing fees; and

•

legal and consulting fees related to our ongoing SEC compliance and reporting obligations.

Our non-public competitors do not incur these costs, which puts us at a competitive disadvantage.  We estimate that these expenses will aggregate $15,000 annually.  Once we start developing our business and our financial statements and our SEC filings become more complex, we anticipate these costs will increase, potentially substantially.  If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Our industry is subject to many various government regulations which could require unexpected expenditures and/or reduce our ability to generate sufficient revenues to obtain profitability.

Our industry is subject to many various laws which directly affect our organization and operations.  Each restaurant we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our restaurant is located.  The development and operation of a successful restaurant depends upon selecting and acquiring a suitable location, which is normally subject to zoning, land use, environmental, traffic, and other regulations.

Additionally, because we anticipate a significant portion of our revenue to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale.  Typically this requires the proper licensing at each restaurant location (in many cases it needs to be renewed on an annual basis).  Such licenses may be revoked or suspended for cause at any time.  These regulations often relate to many aspects of the restaurant, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.   The failure of any of our future restaurants to obtain and retain such a license would limit its ability to generate sufficient revenues to achieve profitability at that particular location, which could subsequently impact our business’s overall revenues and ability to achieve (and if achieved, maintain) profitability.

Company Risk Factors

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on March 3, 2011, and have generated $40,000 in revenues and incurred ($223,566) in losses through December 31, 2012.  We have very little operating history upon which an evaluation of our future success or failure can be made.  We have not achieved profitability and expect to continue to incur net losses throughout fiscal 2013, possibly into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

We need to raise additional capital.  Failure to secure adequate financing may prevent us from generating sufficient levels of revenue which could cause our business to fail.

We have had limited operations to date which have been funded exclusively by our directors and current stockholders.  We need to raise an estimated minimum of $150,000 in additional capital in order to (i) secure a suitable leasehold in St. Maarten, Dutch West Indies to open our first Blue Water Bar & Grill™ restaurant, (ii) renovate and improve the leasehold to reflect the restaurant’s concept, and (iii) and initiate a marketing and advertising campaign featuring the restaurant.  We may need additional funds to complete further development of our business plan before we are able to achieve a sustainable level of revenue where ongoing operations can be funded out of revenues.  There is no assurance that any additional financing will be available, or if available, on terms that will be acceptable to us.  If we are not able to obtain additional financing, we may have to cease operations and investors will lose their entire investment.

We are dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to begin generating sufficient levels of revenue which could cause our business to fail.

We have had limited operations to date which have been funded exclusively by our directors and current stockholders.  We need the proceeds from this offering to (i) secure a suitable leasehold in St. Maarten, Dutch West Indies to open our first Blue Water Bar & Grill™ restaurant, (ii) renovate and improve the leasehold to reflect the restaurant’s concept, and (iii) and initiate a marketing and advertising campaign featuring the restaurant.  We may need additional funds to complete further development of our business plan before we are able to achieve a sustainable level of revenue where ongoing operations can be funded out of revenues.  There is no assurance that any additional financing will be available, or if available, on terms that will be acceptable to us.  If we are not able to obtain additional financing, we may have to cease operations and investors will lose their entire investment.

Continued weak economic conditions may hinder our ability to open new restaurants, achieve profitability, and raise the $1.0-$1.5 million in additional financing we need to pursue our long-term business goals.

The economic conditions starting in late 2008 and continuing through December 31, 2012 in the United States and throughout the rest of the world, including the Caribbean region where we intend to focus our operations, have contributed, and may continue to contribute to, high unemployment levels, lower consumer spending and reduced credit availability, and has in general impacted business overall and consumer confidence.  If such conditions continue or worsen, they could have a further negative impact on tourism to the Caribbean region where we intend to operate, force us to delay new restaurant opening(s), result in reduced per person food, beverage, and souvenir purchases at our future restaurants, and prevent us from achieving profitability, which could affect our future sales, overall business, and force us to cease operations in which case investors could lose their entire investment.

In addition to our immediate financing needs, we anticipate we will need to raise an additional $1.0 - $1.5 million through future offerings of our common stock to open additional restaurants on other Caribbean islands.  If weak economic conditions continue, we may not be able to generate this amount of financing and be forced to delay or reevaluate our long-term business plan.  Further, even if we are able to obtain this future financing, it could be on terms that may be substantially dilutive to investors in our business which could affect our future earnings per share (EPS) and result in a loss for anyone purchasing shares of common stock in our business.

There is substantial uncertainty as to whether we will continue operations.  If we discontinue operations, you could lose your entire investment.

Our independent registered public accounting firm has discussed their uncertainty regarding our business operations in their audit report dated February 11, 2013 which is part of the financial statements that are part of this prospectus.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such, we may have to cease operations and you could lose your entire investment.

Focusing all of our business interests entirely on the Caribbean region may result in increased costs and risks.

We intend to open our initial Blue Water Bar & Grill™ restaurant in St. Maarten, Dutch West Indies and eventually expand the concept to other islands throughout the Caribbean region.  Because most islands within the Caribbean region are independent nations or territories of other sovereign nations, operating internationally throughout the Caribbean region will expose us to a number of risks on each island we chose to operate, including:

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risks of social, political, and economic instability;

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risks of increases in duties and taxes;

•

labor risks, including attracting and retaining qualified local workers, general labor unrest, and complying with different labor laws on each island we operate;

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risks relating to government corruption and anti-bribery laws;

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changes in laws and policies governing the operations of foreign-based companies; and

•

we may be exposed to exchange rate risks if some of our future revenues and expenses are incurred in foreign currencies that fluctuate independently of the US dollar.

We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, potentially causing us to cease operations and you to lose your entire investment.

Because all of our future operating activities and profits, if any, will be generated outside of the United States, we may be subjected to restrictions or substantial tax consequences should we try to repatriate our funds to the United States, thereby potentially limiting our ability to conduct future business within the United States.

All of our intended future business operations will be conducted within the Caribbean region.  Presently we deposit all of our cash holdings in accounts held at RBC Bank in St. Maarten, Dutch West Indies.  Although we have not experienced any delays or restrictions, we could be subjected to restrictions and unexpected delays on transferring our cash balances into the United States under the provisions of the Patriot Act or applicable Anti-Money Laundering (AML) laws.  Should our bank or the US government take such precautions to verify the source of our funds, they could suspend transfers of our cash to the United States until such verification procedures are completed, which could delay the transfer of our funds by several business days.  Such verification procedures could be enacted if either our bank or the US government were to suspect any of the funds held in our accounts were linked to:

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financing terrorism;

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illicit profits from drug trafficking; or

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proceeds from money laundering activities.

In addition to the foregoing considerations, we will also be subjected to other tax considerations when repatriating our funds in the United States.

Under current law taxes profits earned by US corporations abroad may be deferred indefinitely, as long as those profits remain in the country they were earned.  Because the countries in the Caribbean region where we intend to operate levy little to no corporate income taxes, it will be in our interest to maintain our profits, if any, where they are earned.

Should we wish to repatriate our profits to the United States, those profits would be subject to US income taxes, less applicable foreign tax credits.  Because the United States currently has one of the highest corporate tax rates in the world (35%), repatriating funds in the United States could significantly increase our overall effective tax rate which would have a material adverse effect on our results of operations and financial condition and impede our ability to grow and expand our business.

We intend to retain most, if not all, of our profits outside of the United States.  We intend to repatriate only enough funds annually to maintain our US operations, which presently, and will continue to, consist of maintaining reporting and compliance requirements with the Securities and Exchange Commission, which is estimated to cost us approximately $15,000 annually.  Once we start developing our business and our financial statements and our SEC filings become more complex, we anticipate these annual costs will increase, potentially substantially.  If these expenses increase substantially, then our effective tax rate will also increase as the amount of funds we are required to repatriate each fiscal year increases.

As a holder of our common stock, a delay in repatriating our funds or an increase in our overall effective tax rate could result in you experiencing:

•

lower per share earnings, if any, relating to our common stock; and

•

a decrease in the valuation or loss in your investment in our common stock.

Our sole officer and director, Michael Hume, currently owns 61.1% of our issued and outstanding common stock.  In the event this offering is completely subscribed Mr. Hume will own 42.3% of the then issued and outstanding common stock and will continue to be able to exert significant influence and control over all corporate decisions, even if such decisions may not be in the best interest of minority shareholders.

Our sole officer and director, Michael Hume, currently controls an aggregate of 11,000,000 shares of our common stock, or 61.1% of all issued and outstanding shares.  In the event this offering is completely subscribed Mr. Hume will still own 42.3% of our then issued and outstanding common stock.  Accordingly, he will retain significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  The interests of Mr. Hume may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

The success of our business depends heavily on key personnel, particularly Michael Hume and his experience and understanding of our industry.  Our business would likely fail if we were to lose his services.

The success of our business will depend heavily upon the abilities and experience of our sole officer and director, Michael Hume.  The loss of Mr. Hume would have a significant and immediate impact on our business, results of operations, if any, and overall financial condition.  Further, the loss of Mr. Hume would force us to seek a replacement or replacements who may have less experience in the industry, fewer contacts, and less understanding of our overall business plan.  We can make no assurances that we will be able to find a suitable replacement for Mr. Hume, which could force us to curtail operations and/or cease operations, whereby you could lose your entire investment.

Mr. Hume is not presently covered by an employment contract nor is he subject to a non-compete agreement which would survive the termination of his employment.  Mr. Hume can terminate his relationship with us at any time without cause.  Further, we do not carry “key person” insurance Mr. Hume.  The departure of Mr. Hume most likely would have a severe and negative impact on our overall business and cause us to cease operations, whereby you could lose your entire investment.

In addition to our dependency on Mr. Hume’s continued services, our future success will also depend on our ability to attract and retain additional key personnel, especially in the areas of restaurant managers.  We face intense competition for these individuals from well-established and better financed competitors.  We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Because our sole officer and director, Michael Hume, devotes a limited amount of his time to our operations our business could fail if he is unable or unwilling to devote a sufficient amount of time to our business.

The responsibility of developing our core business, securing the financing necessary to commence full-scale operations, and fulfilling the reporting requirements of a public company all fall upon our sole officer and director, Michael Hume.  Mr. Hume presently dedicates between 5 - 10 hours a week on our business.  We rely especially heavily on Mr. Hume’s knowledge and experience in the restaurant industry to further our business development.  We have not formulated a plan to resolve any possible conflict of interest with his other competing business activities, which principally involves his position as General Manager of The Arena Tavern, a sports-themed restaurant he has been operating since April 2009.  Potential conflicts that may arise between his competing business activities include, among others we may not presently foresee:

•

Mr. Hume presently is not under an employment agreement with any of his business interests, including our business.  If he were to enter into such an agreement with an outside business interest, he could be forced to resign from our business or devote even less time to our business interests than he presently does; and

•

Mr. Hume’s contacts, most notably experienced restaurant and bar managers and training personnel that he wishes to eventually employee through our business, could alternatively enter into exclusive employment agreements with his competing business interests.

In the event he is unable to fulfill any aspect of his duties, we may experience a shortfall or complete lack of revenue resulting in little or no profits and the eventual closure of our business, whereby you may lose your entire investment.

Our sole officer also serves as our sole director on our Board of Directors.  As such, he has the ability to establish his own compensation packages.

Our sole officer, Michael Hume, also serves as our sole director on our Board of Directors.  Presently he is our only employee.  As such, and in all non-voting matters, he can unilaterally determine corporate actions by issuing a Resolution of the Board of Directors.  The interests of our sole director may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.  In particular, and at his sole discretion, he may establish his own compensation package which could be contrary to the interests of other shareholders, and possibly prevent us from ever achieving profitability, have a negative impact on our overall business, and result in you losing all or part of your investment.

The projected costs and other related expenses used in our business plan are estimates made by our management.  Our actual costs related to opening our proposed restaurant may differ significantly.

The projected costs and other related expenses in our business plan and in the Plan of Operations starting on page 27 of this prospectus are mere cost estimates and forecasts made by our management.  Our actual costs related to opening and operating our proposed restaurant may differ significantly from these estimates, which could have a negative impact on our overall business, cause our business to fail, and result in you losing all of your investment.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Nevada corporation.  Nevada law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim.  Nevada law also authorizes Nevada corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director.  Our organizational documents provide for this indemnification to the fullest extent permitted by law.

We currently do not maintain any insurance coverage.  In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments.  We have not maintained liability insurance in the past, but intend to acquire such coverage immediately upon resources becoming available.  There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

We may incur additional risks and significant increases in annual costs to be a public company, which requires us to maintain compliance with Securities and Exchange Commission reporting requirements.  We may not be able to absorb such increased annual costs.

We may incur additional risks and significant increases in annual costs associated with our public company reporting requirements, which include:

•

compliance with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC;

•

compliance with all applicable SEC rules and regulations, including reporting in a timely manner our quarterly and annual operating results, which will significantly increase our legal and financial compliance costs and make some activities more time consuming; and

•

increased exposure to broader shareholder claims and litigation may make it more difficult and more expensive for us to obtain director and officer liability insurance.  Without obtaining such insurance coverage, which we currently do not have, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Presently we estimate these additional reporting and compliance requirements will cost us approximately $15,000 annually.  Once we start developing our business and our financial statements and our SEC filings become more complex, we anticipate these annual costs will increase, potentially substantially.  Additionally, we have not obtained quotes for officers and directors insurance and will not do so until we begin generating sufficient cash flows to pay the annual premiums on such a policy.    Further, we may not be able to absorb these costs of being a public company which could negatively affect our business operations and may result in you losing your entire investment.

Risk Factors Relating to Our Common Stock and this Offering

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares.  We intend to sell our shares through our sole officer and director, Michael Hume, who will receive no commissions or other forms of compensation for doing this for us.  Mr. Hume will offer the shares to friends, family members, and other business associates.  However, there is no guarantee that he will be able to sell any of the shares.  Unless he is successful in selling the shares and we receive the proceeds from this offering, we may have to seek alternative financing before we are able to proceed with our business plan.

There is no minimum amount of shares which have to be sold in this offering for us to close.  If we do not sell enough shares to implement our business plan, you might lose your entire investment.

There is no required minimum amount of shares that must be sold in this offering.  As a result, potential investors will not know how many shares will ultimately be sold nor the minimum amount of proceeds we will receive from the offering, which might be nothing.  If we sell only a few shares, potential investors may end up holding shares in a company that:

•

has not received adequate proceeds from this offering to continue ongoing operations;

•

does not have enough capital to properly implement its business plan; and

•

has limited, volatile, and sporadic market for its shares.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  If we file for, or are forced into, bankruptcy protection, investors will lose their entire investment.

We have not made any arrangements to place the proceeds from this offering into an escrow, trust or similar account.  Proceeds from this offering, if any, will be immediately available to us for general corporate purposes.  If we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, any funds invested in this offering will become part of the bankruptcy estate and administered according to the bankruptcy laws.  As such, any funds invested in this offering will be used to pay creditors and, if there are not sufficient funds to pay all creditors, you will lose your investment.

Funds raised in this offering are available for immediate use and at the discretion of our management.

The funds raised from this offering of our common stock will be available to Blue Water for immediate use and such uses as to be determined exclusively by our management.  Management will have immediate access to the funds raised.  You will not have the right to withdraw your funds during the offering.  As such, any funds invested in this offering may be used in their entirety before we are able to generate sufficient revenue to achieve profitability and, if we are unable to achieve profitability, you may lose your investment.

There is a limited, volatile, and sporadic public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop, of if developed, be sustained.  Even if a market further develops, you may not be able to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is presently a limited public trading market for our registered common stock which presently trades on the OTC Bulletin Board under the trading symbol “BUWR”.

An application for quotation on the OTC Bulletin Board was submitted by a market maker who agreed to sponsor the security and who demonstrated compliance with Rule 15c2-11 of the Securities Exchange Act of 1934 (“Exchange Act”).  The application for quotation of our registered common stock on the OTC Bulletin Board was accepted on November 6, 2012.  We also caused a different market maker to submit an application in November 2012 on our behalf to the Depository Trust Corporation (“DTC”) to become eligible for electronic trading (“DTC Eligible”).  We are currently approved for DTC electronic trading.

Even though our registered common stock is approved for quotation and electronic trading on the OTC Bulletin Board, the number of institutions and/or persons interested in purchasing our registered common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including, among others, the fact that we are a small and unproven company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community responsible for generating or influencing trading volume, and that even if we were to come to the attention of such institutions and/or persons, they tend to be more risk averse and may be reluctant to follow an unproven business such as ours or purchase or recommend the purchase of our shares until such time as we have demonstrated sufficient success with our business plan.  As such, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without adversely affecting their share price.  We cannot assure you that an active public trading market for our registered common stock will develop and, if developed, be sustained.

Even if a sustained active public trading market develops for our registered common stock, the market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•

variations in our quarterly operating results;

•

changes in general economic conditions and consumer spending habits;

•

announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•

loss of a significant distributor, retailer, partner or joint venture participant; and

•

the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We do not intend to pay any dividends on our common stock, therefore there are limited ways in which you can make a profit on any investment in Blue Water Restaurant Group, Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we may seek additional funding in the future, our future funding sources may likely prohibit us from paying any dividends.  Because we do not intend to declare dividends, any gain on an investment in our shares of common stock will need to come through the appreciation of our common stock’s share price, for which we can give no assurances that our common stock will ever appreciate in value and, even if it does appreciate in value, that you will be able to sell your shares of our common stock for a profit.

We have anti-takeover provisions which may make it difficult to replace or remove our current management and could also result in significant dilution to an investment in our common stock.

Our Articles of Incorporation authorizes the issuance of up to 70,000,000 shares of common stock and of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock.  The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  Additionally, the issuance of additional common stock or preferred stock in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of March 26 , 2013 we had no shares of preferred stock issued or outstanding.

We are presently subject to the "Penny Stock" rules of the SEC which could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, and increase your transaction costs to sell shares of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information, investment experience and investment objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock presently trades under $5 a share and is subject to the “penny stock” rules.  The continued application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, or cause an increase the transaction costs related to of our common stock.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market, or exchange.  Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities.  Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of legal trade confirmation may be delayed significantly.  Consequently, you may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price that was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be cancelled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received by, and processed by the OTC Bulletin Board.  Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit their order in a timely manner.  Consequently, you may not be able to sell shares of our common stock at optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board.  As such, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell some or all of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year).  Affiliates may sell after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements.

As of March 26 , 2013 we had 18,000,000 shares of our common stock issued and outstanding.  Of these shares currently issued and outstanding, 1,300,000 were previously registered with the SEC and are freely tradable without restrictions (commonly referred to as the “public float”) and 16,700,000 are subject to the restrictions and sale limitations imposed by Rule 144.  Under Rule 144, these shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, one year after the date Blue Water files “Form 10 information” with the SEC.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act.   Blue Water’s Registration Statement on Form S-1 filed with the SEC on February 11, 2013 included current “Form 10 information”.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

We expect volatility in the price of our common stock, which may subject us to securities litigation and thereby divert our resources which may materially affect our profitability and results of operations or force us to cease operations.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities, could divert management's attention and resources, and could ultimately force us to cease operations whereby you could lose your entire investment.

We have identified deficiencies in our current internal controls over financial reporting.  Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Our business is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  We have, through the participation of our sole officer and director, Michael Hume, assessed the current effectiveness of our internal control over financial reporting.  In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of The Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on that assessment under such criteria, management concluded that our current internal controls over financial reporting are not effective due to control deficiencies that constituted material weaknesses.

We have identified a lack of sufficient personnel in the accounting function due to the limited resources of Blue Water with appropriate skills, training, and experience to perform the review processes to ensure the complete and proper application of generally accepted accounting principles.  To this extent, we have identified specific remedial actions we intend to undertake prior to the end of the current fiscal year ending December 31, 2013 to address the current material weaknesses described above:

•

Improve the effectiveness of the accounting group by augmenting our existing resources with additional outside consultants to improve segregation procedures and to assist in the analysis and recording of complex accounting transactions and preparation of tax disclosures; and

•

Improve segregation procedures by strengthening cross approval of various functions, particularly quarterly and annual internal audit procedures.

If we are unable to implement the above changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

FORWARD LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, success in developing and managing high volume restaurant properties and concepts, our ability to develop our core business model and execute on our business plan and expansion strategies, and our ability to finance and sustain operations.  We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

If we are able to sell all of the shares of our common stock we are offering through this prospectus, then we will generate net proceeds of approximately $788,890.

Our offering is being made on a self-underwritten basis.  No minimum number of shares must be sold in order for the offering to proceed.  The offering price per share is $0.10.  The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by us.  If less than $150,000 is raised in this offering, we intend to continue operating on a limited basis while we seek alternative sources of financing.  However, (i) we currently have no alternative sources of financing, (ii) we will not commence seeking alternative sources of financing until this registration statement is effective, and (iii) we cannot provide investors with any assurance that we will be able to raise sufficient funds from this offering or any alternative sources of financing to proceed with any material business development and activities.

USE OF PROCEEDS	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold

Gross Proceeds	$200,000	$400,000	$600,000	$800,000
Estimated Offering Expenses	11,110	11,110	11,110	11,110
Estimated Net Proceeds	$188,890	$388,890	$588,890	$788,890
Initial Hiring and Training of Restaurant Employees (1)	-	10,000	10,000	10,000
Inventory (2)	-	17,000	17,000	17,000
Leasehold Improvements (3)(4)	-	50,000	50,000	50,000
Management Information System (5)	-	3,500	3,500	3,500
Marketing and Initial Promotion	-	5,000	5,000	7,500
Permitting and Licensing (6)	5,000	5,000	5,000	5,000
Register Trademark “Blue Water Bar & Grill™”	-	750	750	750
SEC Reporting and Compliance (7)	15,000	15,000	15,000	15,000
Security Deposits (8)	-	15,000	15,000	15,000
Website Development	2,500	2,500	2,500	2,500
Working/Reserve Capital Capital	166,390	265,140	465,140	662,640
TOTALS	$200,000	$400,000	$600,000	$800,000

(1)

Consisting of a general manager, six floor wait staff, four bartenders (the head bartend will also act as the bar manager), four kitchen employees (the head chef will also act as the kitchen manager), and one dishwasher.

(2)

Initial inventory comprised of food, liquor, and merchandise.

(3)

We are presently looking for suitable locations to open our initial restaurant.  As of the date of this prospectus we have not identified or entered into negotiations for a suitable location.  This is a general estimate based on the condition of prospective locations we have viewed to date.

(4)

Includes the construction of a souvenir hut, which is estimated between $1,300 to $1,500.

(5)

We intend to utilize the Pixel Point Point-Of-Sale (POS) system.  This is a price we have been quoted for an entry level system that would be capable of meeting our initial requirements.

(6)

Comprised of a General Business License (1,550 Naf.), Coffee House License (Liquor License, 5,020 Naf.), Restaurant License (470 Naf.), and legal and notary services (US$1,043).  The Guilder (Naf), which is the official currency of St. Maarten, Dutch West Indies, tracks the dollar with a fixed government conversion price of US$1 = 1.78 Naf.  It is important to note that the US dollar is the primary currency used in most private transactions in St. Maarten, including dining at restaurants such as the one we intend to open.

(7)

Estimated annual cost of maintaining and complying with our ongoing SEC reporting requirements.

(8)

Includes first and second months lease expense ($3,500/month), plus security deposits for leasehold ($3,500), utilities ($4,000), and miscellaneous ($1,500).

In the future, in addition to equity financing, we may rely on loans and/or other advances from our officers, directors, and other stockholders to continue our operations.  However, there are no assurances that any of our officers, directors, or other stockholders will provide us with any additional funds.  If we are not able to obtain adequate financing, we may have to cease operations whereby you will lose your entire investment.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Bulletin Board under the trading symbol “BUWR”.  The offering price of $0.10 per share for the shares of common stock being offered through this prospectus is based on the closing price of our common stock as reported on the OTC Bulletin Board on February 7, 2013.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  As of December 31, 2012, the net tangible book value of our shares of common stock was ($103,566), or ($0.005754) per share based upon 18,000,000 shares issued and outstanding.

Assuming all 8,000,000 shares offered are sold, and in effect we receive the maximum estimated net proceeds of this offering, our net book value will be approximately $685,324, or $0.026359 per share.  Therefore, any investor will incur an immediate loss of approximately ($0.073641) per share while our existing stockholders will receive an increase of $0.020605 per share in net tangible book value.  This would result in an immediate dilution of 73.6% for purchasers of stock in this offering.

The following table represents a comparison of the prices paid by purchasers of our common stock in this offering and our original stockholders, based on assumptions that we sell 25%, 50%, 75% and 100% of the offering, respectively:

	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold

Offering price per share	$0.10	$0.10	$0.10	$0.10
Book value per share before offering	($0.005754)	($0.005754)	($0.005754)	($0.005754)
Book value per share after offering	$0.004266	$0.012969	$0.020222	$0.026359
Net increase per share to original shareholders	$0.010020	$0.018723	$0.025976	$0.032113
Decrease in investment per share to new shareholders	$0.095734	$0.087031	$0.079778	$0.073641
Dilution to new shareholders	95.7%	87.0%	79.8%	73.6%
Number of shares after offering held by new investors	2,000,000	4,000,000	6,000,000	8,000,000
Percentage of ownership after offering by new investors	10.0%	18.2%	25.0%	30.8%

PLAN OF DISTRIBUTION

This is a self-underwritten “best-efforts” offering.  This prospectus is part of a registration statement that permits our sole officer and direct, Michael Hume, to sell the shares of our common stock directly to the public with no commission or other remuneration payable for any shares he may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Mr. Hume will sell the shares and intends to offer them to friends, family members, and personal and professional acquaintances.  In offering the securities on our behalf, Mr. Hume will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  During his efforts to sell this offering, Mr. Hume will not use any mass-advertising methods such as the Internet or print media.

Mr. Hume will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an issuer, may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1)

The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2)

The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3)

The person is not at the time of their participation, an associated person of a broker-dealer; and

4)

The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Hume is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer.  He is and will continue to be an officer and director at the end of this offering and is not currently and has not been during the last 12 months a broker-dealer or associated with a broker-dealer.  He has not during the last 12 months and will not in the next 12 months offer or sell securities for another corporation.

Terms of the Offering

We are offering on a best-efforts basis 8,000,000 shares of our common stock at a fixed price of $0.10 per share.  We are offering the shares through a “self-underwritten” offering, directly through our sole officer and director, Michael Hume.  There is no minimum number of shares required to be purchased.  No commission or other compensation related to the sale of the shares will be paid.  The intended methods of communication include, without limitations, telephone, and personal contact.

This offering shall terminate on the earlier of (i) the date when the sale of all 8,000,000 shares is completed or (ii) 180 days from the date of this prospectus.  We may, at our discretion, extend the offering for an additional 90 days.  In the event that we extend the offering for an additional 90 days, we will notify investors by filing a post-effective amendment to our registration statement.

There can be no assurance that any of the shares will be sold.  We have not entered into any agreements or arrangements for the sale of the shares with any broker-dealer or sales agent, nor do we intend to enter into any such agreement or arrangement with any broker-dealer or sales agent.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold only in those states if they have been registered or qualified for sale or an exemption from such registration or qualification requirement is available and with which we have complied.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•

approve the transaction for the customer's account;

•

obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;

•

obtain from the customer information regarding his investment experience;

•

make a determination that the investment is suitable for the investor;

•

deliver to the customer a written statement for the basis for the suitability determination;

•

notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and

•

provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must: (i) execute and deliver a subscription agreement; and (ii) wire transfer or deliver a check, certified funds, or cash to us for acceptance or rejection.  All checks for subscriptions must be made payable to Blue Water Restaurant Group, Inc.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  Because this is a best efforts offering, once a subscription is accepted by us, we will have immediate availability to use the subscription proceeds, regardless of whether we are able to place the entire offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within two (2) business days after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a development stage corporation that commenced revenue producing activities during the fiscal year ended December 31, 2012 when we were retained by Long Yard Restaurants to develop a sports themed restaurant concept for the Atlanta, Georgia area, inclusive of financials, 5-year projections, feasibility studies, and floor and traffic planning.  Simultaneous with this project we are continuing to seek additional sources of funding necessary to open our first Blue Water Bar & Grill™ in St. Maarten, Dutch West Indies.

Our independent registered public accounting firm has issued a going concern opinion in their audit report included in the financial statements that are a part of this prospectus.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  Although we have begun to generate revenue it is not sufficient to meet our financial obligations, particularly our ongoing reporting requirements with the SEC.  We do not anticipate generating revenues sufficient to meet our financial obligations until we are able to open first restaurant.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we are attempting to raise money from this offering.  If we are able to raise sufficient funds from this offering we will be able to (i) secure a suitable restaurant location in St. Maarten, Dutch West Indies, (ii) renovate the leasehold to reflect the Blue Water Bar & Grill™ concept, and (iii) conduct a grand opening of the restaurant.  If we are unable to generate significant revenues for any reason, or if we are unable to make a reasonable profit after opening our first restaurant, we may be forced to raise additional funds or to cease operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.  If we fail to raise sufficient funds from this offering and need more money we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans.  Other than as described in this paragraph, we have no other financing plans.

The following discussion should be read in conjunction with our financial statements and the notes thereto and the other information included in this prospectus.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the early stages of developing operations.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we have to successfully open operating restaurant properties.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our officers, directors, and other shareholders.  However, there are no assurances that our officers, directors, and other shareholders will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

For the ease of reference, we refer to the fiscal year ended December 31, 2012 as fiscal 2012 or the fiscal year ended December 31, 2012 and the period March 3, 2011 (inception) through December 31, 2011 as fiscal 2011 or the fiscal year ended December 31, 2011.

Fiscal Year Ended December 31, 2012

Revenues.  During fiscal 2012 we generated $40,000 in revenue compared to $-0- in revenue during fiscal 2011.  This revenue was the result of us being retained to develop a sports themed restaurant concept, inclusive of financials, 5-year projections, feasibility studies, and floor and traffic planning.  Work on this project is continuing and is expected to be concluded during the fiscal quarter ending March 31, 2013.

Net Income (Loss).  We had a net loss of ($76,551), or ($0.00) per share, for fiscal 2012 compared to a net loss of ($147,015), or ($0.01) per share, for fiscal 2011.  This represents a decrease in net loss of $70,464, or 47.9%.  Our net loss was attributable to complying with our ongoing SEC reporting requirements and applying for DTC Eligibility, which have consisted primarily of legal, accounting and outside consulting fees.  The improvement in our net loss is attributable to us generating our first revenue.

Operating Expenses.  Our total operating expenses for fiscal 2012 was $116,551 compared to $127,015 for fiscal 2011.  This represents a decrease in operating expenses of ($10,464), or (8.2%).  Our operating expenses were primarily attributable to complying with our ongoing SEC reporting requirements and applying for DTC Eligibility, which have consisted primarily of legal, accounting and outside consulting fees.

Other income (expenses).  During fiscal 2012 and fiscal 2011 we recorded $-0- and ($20,000) in other expenses, respectively.  These other expenses incurred in fiscal 2011 were the result of realizing a ($20,000) loss on an equity investment in Island Radio, Inc. (OTCBB: ISLD).

Cumulative During the Development Stage – March 3, 2011 (inception) through December 31, 2012

For ease of reading we refer to the period of March 3, 2011 (inception) through December 31, 2012 as the “Developmental Period”.

Revenues.  During the Developmental Period we generated revenue of $40,000.  This revenue was the result of us being retained to develop a sports themed restaurant concept, inclusive of financials, 5-year projections, feasibility studies, and floor and traffic planning.  Work on this project is continuing and is expected to be concluded during the fiscal quarter ending March 31, 2013.

Net Loss.  We have incurred a net loss of ($223,566) during the Developmental Period.  The net loss was primarily attributable to organizational costs related to our formation, an early offering of our common stock, complying with our ongoing SEC reporting requirements, applying for a listing on the OTC Bulletin Board, and applying for DTC Eligibility.  These expenses have consisted primarily of legal, accounting, and outside consulting fees.

Operating Expenses.  Our total operating expenses for the Developmental Period were $203,566.  These operating expenses were primarily attributable to organizational costs related to our formation, an early offering of our common stock, complying with our ongoing SEC reporting requirements, applying for a listing on the OTC Bulletin Board, and applying for DTC Eligibility.  These expenses have consisted primarily of legal, accounting, and outside consulting fees.

Other Income (Expenses).  During the Development Period we realized a ($20,000) loss on an equity investment in Island Radio, Inc. (OTCBB: ISLD).

Total Stockholders’ Deficit.  Our stockholders’ deficit was ($103,566) as of December 31, 2012.

Liquidity and Capital Resources

As of December 31, 2012, we had $30,299 in current assets consisting of solely of cash.  Our total liabilities were $133,865 which consisted entirely of accounts payable to an affiliated shareholder, Taurus Financial Partners, LLC.  Further, we had no external credit facilities (i.e. bank loans, revolving lines of credit, etc.).

We are presently seeking other sourcing of financing.  Without limiting our available options, future equity financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing, we may be forced to cease operations and you will lose your entire investment.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off –Balance Sheet Operations

We do not engage in off-balance sheet transactions.

Contractual Obligations

As of December 31, 2012, we had no contractual obligations.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

We were incorporated on March 3, 2011 in the State of Nevada.  We plan on developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region.  Our initial restaurant is going to be called Blue Water Bar & Grill™ and will be located in St. Maarten, Dutch West Indies.

During the fiscal year ended December 31, 2012 we were retained by Long Yard Restaurants to develop a sports themed restaurant concept for the Atlanta, Georgia area, 5-year projections, feasibility studies, and floor and traffic planning.  We anticipate successfully concluding this consulting project during the three-month period ending March 31, 2013.  Simultaneous with this consulting project we are seeking similar projects that could benefit from our expertise while we continue seeking additional sources of funding necessary to open our first Blue Water Bar & Grill™ in St. Maarten, Dutch West Indies.

Industry Background

There are essentially five basic segments in the restaurant industry:

•

Casual Dining – A restaurant that serves moderately priced food in a casual, often times “themed” environment.  With the exception of buffet-style restaurants, casual dining restaurants provide table service;

•

Family Style – A restaurant that normally has a fixed menu and fixed price.  Customers typically sit at communal tables such as large picnic tables with bench seats;

•

Fast Food, also referred to as Quick Service Restaurants (QSR) – The emphasis is on speed.  Food is normally already prepared or can be prepared with little effort.  This class of restaurant ranges from street vendors selling hot dogs to global operators such as McDonald’s Corporation;

•

Fast Casual – A restaurant that does not provide table service, but will usually serve its food on non-disposable plates with actual silverware.  The price point and quality of food are normally a little higher than most fast food restaurants; and

•

Fine Dining – A restaurant that offers full table service with specific meal courses often prepared by highly trained executive chefs.  As can be expected, the restaurant’s décor typically provides for a high-end atmosphere and the wait staff is usually highly trained and better able to provide for a memorable dining experience.

Our planned restaurants will all be within the casual dining category.

Based on the experience and observations of our management, on the island of St. Maarten, Dutch West Indies, where we intend to open our initial restaurant, the majority of the restaurants are independently owned and operated “mom and pop” type restaurants, particularly within the casual dining and fine dining restaurant categories.  Mom and pop restaurants are typically smaller in size, family or individually owned and operated, and non-franchised.  From our observations most of the chain and franchised restaurants in St. Maarten, Dutch West Indies are in the fast food category, which we will not be in direct competition against.

Competition

The restaurant industry is highly competitive and affected by external changes such as economic conditions, disposable income, consumer tastes, and changing population and demographics.  The success or failure of our future restaurants will depend largely on our ability to attract new and, more importantly, repeat customers.  Restaurants typically prefer repeat, or

“regular”, customers because they are a known quantity and enable the restaurant’s management to better forecast sales patterns and cash flows, time inventory purchases, and schedule vacation time for employees.

To this effect our primary marketing efforts will target tourists staying on the island or visiting for the day on a cruise ship.  In the personal experience of our management, many of these visitors return each year at about the same time.  If we can provide them with a memorable dining and drinking experience then we believe that there is a good chance that they will seek out our restaurant again upon their return the following year.

Further, and as a byproduct to these marketing efforts, we will most likely attract some of the “local” ex-patriot community, in particular ex-patrioted Americans and Canadians.  It is important that we also provide them with a memorable dining and drinking experience so that they will return again and again in the weeks and months to come.  This will be particularly important during the “low season” (May through October) when many restaurants in St. Maarten, Dutch West Indies typically operate at a loss or close temporarily.

Factors that are material to a restaurant’s competitive position include brand identity and loyalty, food quality, variety and price of menu items, customer service, location, the number and proximity of competitors, décor and cleanliness, and general public reputation.

Based on our management’s personal experience the Caribbean region where we intend to open our restaurants is primarily dominated by smaller independent restaurant owners.  There are a few well-known brands operated by franchisees in the region, but they are mostly within the fast food restaurant category and are therefore not in direct competition with our proposed restaurants.  We believe we will primarily be competing against “mom and pop” restaurants, which are typically comprised of smaller family or individually owned and operated non-franchised restaurants and some of the destination resort properties that operate on-site restaurants for their guests.

We believe our business plan is highly competitive in this marketplace and, assuming we can secure the necessary financing, will allow us to open one new restaurant per year over the next five years while utilizing our current management’s knowledge and experience within the restaurant industry.

Plan of Operations

We were incorporated on March 3, 2011 in the State of Nevada.  We plan on developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region.  Our initial restaurant is going to be called Blue Water Bar & Grill™ and will be located in St. Maarten, Dutch West Indies.

It is important to note that even though we are generating some revenue we remain a development stage business.  As of March 26, 2013, we had nominal assets, early stage business operating activities, did not operate any restaurant properties, and did not have any ownership or leaseholds in any restaurant properties.  Further, we have not taken any steps towards opening a restaurant, acquiring a restaurant leasehold, obtaining the necessary licenses and permits to operate a restaurant, recruiting or hiring employees, developing a training program, or implementing a management information system.  Our business plan, which is outlined in this prospectus, is something we presently aspire to pursue.  No assurances can be given that we will ever be able to implement this business plan or, if implemented, it will be successful.

The projected costs and other related expenses are estimates made by our management and our actual costs related to opening our proposed restaurant may differ significantly.

In addition to the foregoing, and unless otherwise noted, all of the cost estimates and forecasts throughout our business plan are mere estimates made by our management.  Our actual costs related to opening and operating the proposed restaurant may differ significantly from our estimates, which could have a negative impact on our overall business, cause our business to fail, and result in you losing all of your investment.

Blue Water Bar & Grill™

The Blue Water Bar & Grill™ restaurant concept features a casual, open air Caribbean themed restaurant designed to offer customers a distinctive and relaxing island dining experience.  Central to each restaurant will be a large covered outside patio area where customers can enjoy their drinks and food while overlooking a beautiful water view.  The patio area will feature an inviting island styled walk up (and in some cases, swim up) bar and a small stage area for live musical performances by local musicians and dancing.  Each restaurant will have an open aired kitchen so customers can see their food being prepared.

Each restaurant will begin serving breakfast at 7am.  On weekends the restaurant will promote an American styled breakfast buffet and feature a do-it-yourself Bloody Mary station.  Lunch service will commence at 11am and will feature handmade burgers, gourmet sandwiches and salads, and Caribbean jerk styled dishes.  Dinner service will start at 5pm and will feature hand-cut aged Certified Angus steaks and prime rib, fresh seafood caught by local fishermen, slow cooked ribs, and specialty homemade desserts.  The restaurant will close at 11pm nightly and the bar will close later at the manager’s discretion.

During weekdays the bar will host a daily happy hour (4pm – 6pm) that will offer reduced priced drinks and appetizer specials.  When the sun sets the patio will be outlined by tiki torches, which will promote a fun nighttime island atmosphere while helping ward off unwanted insects such as mosquitoes.

In addition, each restaurant will offer its customers specialty drinks in souvenir glasses, mugs, and shot glasses that come with the drink.  These items, along with fun and unique t-shirts and other souvenirs, will be available for retail purchase in a separate souvenir hut, which will be a wooden structure approximately 5’ x 5’ in size and covered with an attractive thatched roof.  These souvenir items will be primarily marketed to the tourist customers.  Based on our preliminary discussions with an importer of these types of souvenir items, we estimate selling this merchandise at a 300% - 600% retail markup, depending on the particular item.  Construction of the souvenir hut should take no more than three days and cost us between $1,200 and $1,500.

While the required level of inventory may vary from location to location, we estimate that our initial location in St. Maarten, Dutch West Indies will require an initial inventory of $17,000.  This will be comprised of $10,000 in food and perishables, $4,000 in liquor, and $3,000 in merchandise.  Food and liquor inventory will be replenished once or twice a week, depending on sales volumes, and merchandise every two months due to the longer lead time because it will be imported from China.

We intend to open our first Blue Water Bar & Grill™ in the Simpson Bay area, sometimes referred to as “restaurant row”, in St. Maarten, Dutch West Indies.  We believe the Simpson Bay area is the ideal location for our restaurant concept.  Within walking distance there are six timeshare resorts (Royal Palm, Atrium, Simpson Bay Suites, Pelican, Flamingo and La Vista) and several of the island’s more popular restaurants (Skip Jack’s, Topper’s, Pineapple Pete, Lee’s Roadside Grill, Pizza Galley, and Simpson Bay Yacht Club).  Plus, there is the attraction of the draw bridge which attracts a lot of tourists during season (November through April) who wish to watch the megayachts come and go.

Keys for Success

To better achieve our business objectives and successfully compete with other restaurants, we have developed the following focal points and strategies we anticipate implementing in all of our future restaurants:

Create a Fun, Energetic, Destination Drinking and Dining Experience.  We wish to create and promote a fun and socially open atmosphere whereby our customers can, if they choose to do so, openly interact with one another.  Topics of discussion and frequent interest will often center around where each other is from, what activities have they done while on the island, and giving and receiving recommendations for future activities while on the island; sometimes the floor and bar staff will participate in these discussions and offer their own words of advice.  We intend to accomplish this by utilizing sectional floor and foot traffic planning, whereby the bar area will promote social interaction among customers, a stage area will feature local live entertainment performers to create a lively and festive atmosphere, and more intimate dining tables will be located further in the back to provide separation for those who just wish to dine alone and enjoy the island atmosphere.  We believe that if we are successful at achieving this goal, new customers – tourists and “local” ex-patriots alike – will become repeat, or “regular”, customers and subsequently promote the restaurant by word-of-mouth to their friends and family.

Distinctive Concept.  In each restaurant we wish to create a fun and consistent experience for our customers centered around our full bar service, dining offerings, and daily entertainment.  The restaurant’s concept will be carried throughout our customers’ entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and fun and creative souvenirs such as interestingly shaped drink glasses and bright and flamboyant t-shirts that can remind the customer of their vacation or make an excellent gift for someone back home.

Comfortable Adult Atmosphere.  Our restaurants will be primarily adult orientated.  While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our restaurants after 10pm.  We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult customers, and will help attract groups such as private parties and business organizations.

High Standard of Customer Service.  Because service is one the key areas restaurants differentiate themselves from one another – and a constant source of either compliments or complaints from customers – we intend to foster a high level of customer service among our employees, ranging from the general manager to the greeters, through intense training (cross training for all manager level employees and a one-week training course, complete with required testing on all food and drink offerings, operational procedures, and computer checkout for all other employees), constant monitoring (from the on-duty manager and surprise visits from “secret shoppers”), and emphasizing consideration of our customers first and foremost in all decisions.  From the moment a customer walks into the front door, we want them to experience a high level of guest service provided by a knowledgeable, energetic staff.  Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform “flare” techniques (flipping, tossing, and twirling of liquor bottles) for our customers’ entertainment; greeters and servers will be required to introduce customers to the concept, explain the drink and entree menus and daily specials, and generally set the stage for a fun and memorable experience for them.

Provide Dining Value.  We believe that our restaurants should provide our customers with interesting, high quality, and generously portioned (covering the entire plate) menu items that are aesthetically appealing and result in the customer leaving fully satisfied.  Complementing the dining aspect, we intend to offer the customer a unique variety of original drinks, each designed to perpetuate and immerse the customer in the restaurant’s overall concept.  It is our goal to generate at least a US$28 average check per guest, inclusive of food and drinks.  We estimate that our overall gross sales will be comprised of 65% food and 35% drinks.  We anticipate achieving and maintaining a 30% food cost and 18% liquor cost, which relates to our actual cost of the product compared to the gross revenue the product generates.  For example, if we sold a fish entree for $20 our actual cost would be $6 and our gross profit would be $14.  Prices for entrees will start at around $12 for a hamburger and rise to $42 for a prime rib steak dinner; prices for drinks will start at $3 for beer, $6 for basic well mixed drinks, and $8 for specialty drinks.  These price points are competitive with the existing restaurants our management team has scouted in the Simpson Bay area of St. Maarten, Dutch West Indies, where we intend to open our first Blue Water Bar & Grill™ that will cater to the tourist and local ex-patriot alike.

It is important to note that although we aspire to operate at or below the above food and liquor costs, we cannot guarantee that we will ever achieve such food or liquor costs or, if achieved, will be able to maintain them.

Operations and Management

Our ability to effectively manage an operation including high volume restaurants (annual gross sales of US$1,000,000 or more) with live entertainment offerings is critical to our overall success.  In order to maintain quality and consistency at each of our future restaurants we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the restaurant facilities.  We believe our current management is capable of overseeing our planned growth over the next two years.  While staffing levels will vary from restaurant to restaurant depending on actual sales volumes, we anticipate our typical restaurant management staff to be comprised of a general manager, a kitchen manager (who also serves as the head chef) and a bar manager (who also serves as the head bartender); the kitchen manager and bar manager will also act as assistant general managers when the general manager is off-duty and will receive a slightly higher base salary compared to our other chefs and bartenders to compensate for their added responsibilities.

Recruiting.  We will actively recruit and select individuals who share our passion for customer service.  Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position.  We will offer a competitive compensation plan to our managers that includes a base salary, bonuses for achieving performance objectives, and possibly incentive stock options once they have worked for us for at least one full year.  For example, the general manager in our initial Blue Water Bar & Grill™ restaurant will most likely be offered a base salary of $1,500 a month, plus up to $1,000 a month in additional performance incentives for achieving minimum gross sales and exceeding the minimum targeted food, liquor, and labor costs, as determined by our executive management team.  In addition, all employees are entitled to discount meals at any of our future restaurants.

Training.  We believe that proper training is the key to exceptional customer service.  Each new management hire will go through an extensive training program, which will include cross-training in all management duties.  All non-management new hires will go through a standard training program where they will learn and be tested on all of our food and drink offerings, operational procedures, and our point-of-sale (POS) computer system.

Management Information Systems (MIS).  All of our future restaurants will be equipped with a variety of integrated management information systems.  These systems will include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of customer food and drink orders between the customer areas and kitchen and bar operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with real-time sales and inventory data.  Additionally, we intend to implement a centralized accounting system that will include a food cost program and a labor scheduling and tracking program.  Physical inventories of food and drink items will be performed on a weekly basis.  Further, daily, weekly, and monthly financial information will be provided to executive level management for analysis and comparison to our budget and to comparable restaurants.  By closely monitoring each restaurant’s gross sales, cost of sales, labor, and other cost trends we will be better able to control our costs, inventory levels, and identify problems with individual operations, if any, early on.

Secret Shopper.  Because we believe exceptional customer service is paramount to our success, we intend to implement a “secret shopper” program to monitor the quality control at all of our future restaurants.  Secret shoppers are independent persons who test the quality of our food, drink, and service as paying customers without the knowledge of the restaurant’s management or employees.  Secret shoppers then report their unbiased experiences to our executive level management.

Partytenders, Inc.

On October 1, 2011 we incorporated Partytenders, Inc. in the State of Nevada as a wholly-owned subsidiary.  We intended for Partytenders to offer turnkey catering services to private parties and events.  On December 31, 2012 we discontinued all plans and operations relating to Partytenders.  We never engaged in any business, operating, or financing activities under Partytenders.

Proposed Milestones to Implement Business Operations

The following milestones are based on estimates made by our management team.  The working capital requirements and the projected milestones are approximations and are subject to adjustments.  Our initial baseline budget is based on receiving financing of at least $150,000 executing on the following milestones.  Presently we do not have any source of financing available to us and are continuing to explore various methods and sources of financing.  Upon securing sufficient financing we plan to complete the following proposed milestones:

0 - 2 Months

We will apply for the necessary business licenses and permits to enable us to renovate the selected leasehold to properly reflect the Blue Water Bar & Grill™ concept and allow us to sell prepared foods and liquor.  We estimate that these licenses and permits will cost us approximately $5,000 to obtain, as follows:

Description	Expense
Business License	$871
Coffee House License (Liquor License)	2,821
Restaurant License	265
Legal, Notary and Other Fees	1,043
Total	$5,000

3 - 4 Months

We will identify and negotiate a long-term lease for a suitable location for our first Blue Water Bar & Grill™ on the island of St. Maarten, Dutch West Indies.  We have already conducted some preliminary inquiries into such locations and believe we will be able to secure a leasehold somewhere in the Simpson Bay area of St. Maarten.  We estimate that it will cost us approximately $15,000 in security deposits to secure a suitable location, as follows:

Description	Expense
First Month Rent	$3,500
Second Month Rent	3,500
Leasehold Security Deposit	3,500
Utilities Deposit	4,000
Other/Reserve	500
Total	$15,000

5 - 11 Months

We will renovate the selected leasehold to properly reflect the Blue Water Bar & Grill™ concept.  We are estimating that the cost of the renovations required will be approximately $50,000.  It is important to note that the actual amount of renovation necessary will depend on the final location we select.  Therefore, our following estimates of the anticipated costs are generic estimates at best:

Description	Expense
Construction Materials	$25,000
New/Replacement Kitchen Equipment	15,000
Labor	10,000
Total	$50,000

Concurrently we will finalize the development of our initial restaurant website (www.bluewaterbar.com) for the Blue Water Bar & Grill™ concept and develop a general corporate website for our investors (www.bluewaterrestaurantgroup.com).   In addition, we have also secured the domain name www.bluewaterbeachbar.com.   We anticipate spending approximately $2,500 on the initial website development.

12+ Months

About one month prior to the grand opening of the first Blue Water Bar & Grill™ we will hire and train our initial restaurant staff, which is estimated to be comprised of a general manager, six floor wait staff, four bartenders (the head bartend will also act as the bar manager), four kitchen employees (the head chef will also act as the kitchen manager), and one dishwasher.  We estimate that these activities will cost us approximately $10,000, as follows:

Description	Expense
Training Pay and Salaries	$7,500
Printed Training Materials	1,500
Training Video (DVD), includes filming and DVD duplication	1,000
Total	$10,000

Further, we intend to launch a marketing campaign to promote the grand opening of the restaurant.  We anticipate this initial marketing campaign will cost us $5,000 during the first month of operations, and will be comprised of the following expenditures:

Description	Expense
Radio (Split Equally Between the Top 3 Radio Stations)	$3,000
Newspaper Advertisements	1,500
Printed Coupons and Promotions for Distribution at Tourist Resorts	500
Total	$5,000

Note: The amounts allocated to each line item in the above milestones are subject to change without notice.  Our planned milestones are based on the estimated amount of time to complete each milestone once we have secured adequate financing to begin working towards achieving these milestones.  Any line item amounts not expended completely, as detailed in the milestones above, shall be held in reserve as working capital and subject to reallocation as required for ongoing operations.

Long-Term Plan (5 Years)

Over the ensuing five years our growth and expansion will focus on a disciplined growth strategy of opening one new Blue Water Bar & Grill™ restaurant a year.  Presently we have identified the following Caribbean islands we intend to eventually open a Blue Water Bar & Grill™ restaurant:

•

Barbados;

•

Aruba, Dutch West Indies;

•

Cozumel, Mexico;

•

Grand Cayman; and

•

Nassau, Bahamas.

We estimate that we will need to raise between $1.0 - $1.5 million through additional sales of our equity securities to open the proposed restaurants on each of the listed Caribbean islands.

Sales and Marketing

Our marketing strategy is aimed at attracting new customers through both traditional and creative avenues.  We intend to focus on building a reputation among local customers (those living on the island) while directing our marketing efforts toward tourists staying on the island or visiting for the day on a cruise ship.  We intend to accomplish this through:

•

Grand opening promotions;

•

Traditional paid advertising (radio, television, newspaper, etc.); and

•

Free media exposure (hosting charity events, food reviews, etc.).

When opening a new Blue Water Bar & Grill™ restaurant we intend to host grand opening parties for local leaders, media personalities, hospitality employees such as resort and hotel staff, and tourism bureau representatives.  Our goal with courting these groups is to introduce them to our concept and court them to refer tourists to our restaurant and provide us with free future media exposure.

Afterwards we will sustain awareness through more traditional marketing methods, including radio and television spots, newspaper ads, billboards and road signs, and resort and hotel concierge promotional cards and discount coupons.

If our strategy is successful it will lead to “word of mouth” referrals, which is our ultimate goal.  This is accomplished by providing our customers with consistently excellent service and quality food and drinks.

While we do not have a fixed marketing budget, we do not intend to spend more than 3% of our annual revenues on marketing with the notable exception of grand opening promotional efforts which we do intend to spend about $5,000.

Financing

We believe that we will be able to raise sufficient funds from this offering to open our first Blue Water Bar & Grill™ restaurant in St. Maarten, Dutch West Indies and meet our projected expenditures over the next 12 months.  While we believe that this offering will provide adequate funds to cover our minimal projected capital requirements, we plan to seek additional sources of equity financing in the future on favorable terms to satisfy our growth and expansion plans.  However, there are no assurances that any such financing can be obtained or, if obtained, on terms favorable to us.  If we are unable to generate profits or unable to obtain additional funds to meet our working capital needs, we may need to cease or curtail our business operations.  Further, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover our ongoing capital requirements.

Government Regulation

The restaurant industry is subject to many various laws which directly affect our organization and planned operations.  Each restaurant we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our restaurant is located.  The development and operation of a successful restaurant depends upon selecting and acquiring a suitable location, which is normally subject to zoning, land use, environmental, traffic, and other regulations.  Further, our operations will also be subject to various laws governing such matters as wages, health insurance requirements, working conditions, citizenship and work permit requirements, and mandatory overtime pay, all of which will directly affect our labor costs.

Additionally, because we anticipate a significant portion of our revenue to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale.  Typically this requires the proper licensing at each restaurant location (in many cases it needs to be renewed on an annual basis).  Such licenses may be revoked or suspended for cause at any time.  These regulations often relate to many aspects of the restaurant, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.   The failure of any of our future restaurants to obtain and retain such a license would limit its ability to generate sufficient revenues to achieve profitability at that particular location, which could subsequently impact our business’s overall revenues and ability to achieve (and if achieved, maintain) profitability.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on March 3, 2011.

Patents and Trademarks

Upon securing a leasehold in St. Maarten, Dutch West Indies for our first restaurant we intend to formally register the trademark “Blue Water Bar & Grill™”.  As of March 26 , 2013, we have not initiated this process.  We have been advised that such an undertaking will cost us approximately $750, inclusive of legal and filing fees.

Property and Equipment

Our principal executive offices are located at 202 Osmanthus Way, Canton, GA  30114.  This office space is being provided to us by our president and chief executive officer, Michael Hume, free of charge.

We do not hold ownership or leasehold interest in any property or equipment.

Executive Offices and Telephone Number

Our executive office and main telephone number is currently:

202 Osmanthus Way

Canton, GA  30114

Tel: (949) 264-1475

Fax: (949) 607-4052

www.bluewaterrestaurantgroup.com

This space is provided to us free of charge by Michael Hume, our President and Chief Executive Officer.  If Mr. Hume decides to no longer allow us access to this office space in the future it would force us to seek outside office space elsewhere, potentially at a very high cost.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of the date of March 26 , 2013 are as follows:

Name	Age	Position

Michael Hume	41	President, Chief Executive Officer, Treasurer, Secretary, and Director (Sole Officer and Director)

Our Board of Directors is comprised of only one class of director.  Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may, directly or indirectly, participate in or influence the management of our business affairs.  The following is a brief account of the business experience of each of our directors and executive officers.  There is no family relationship between any director or executive officer.

Michael Hume, is one of our co-founders and has served as our President, Chief Executive Officer and as a Director since our inception on March 3, 2011 and has served as our Treasurer and Secretary since January 2013, when he became our sole officer and director.  Mr. Hume brings to us over 18 years of sales, management, and promotional experience within the restaurant industry.  Concurrently with his duties at Blue Water, Mr. Hume is the General Manager of The Arena Tavern in Duluth, Georgia, a restaurant he was responsible for since overseeing its grand opening in April 2009.  Prior to opening The Arena Tavern and starting in August 2007 Mr. Hume was involved in the opening and development of The Hudson Grille chain of restaurants in the Atlanta, Georgia area which was comprised of 14 restaurants companywide.  Between August 2005 and April 2007 Mr. Hume served as the Treasurer and Secretary of Premier Development & Investment, Inc., a publicly traded company, and was the General Manager of its wholly-owned Player’s Grille, Inc. subsidiary starting in August 2004.  Mr. Hume attended the University of South Florida in Tampa, Florida between 1993 and 1997.

Mr. Hume is not currently an officer or director of any other reporting company.  Mr. Hume intends to devote approximately 20% of his business time to our affairs until we are able to raise at least $150,000 to proceed with our business plan.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committee of our Board of Directors.  As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert.  We believe that the cost of retaining such a financial expert at this time is prohibitive.  Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of our officers or directors – past or present – have appeared as a party during the past ten (10) years in any legal proceedings that may bear on their ability or integrity to serve as an officer or director of Blue Water.

Information Concerning Non-Director Executive Officers

We currently have no executive officers serving who are non-directors.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors.  Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, including their own, and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our officers or directors.

Board of Director’s Role in Risk Oversight

The Board of Directors assesses on an ongoing basis the risks faced by Blue Water.  These risks include financial, technological, competitive, and operational risks.  The Board dedicates time at each of its meetings to review and consider the relevant risks faced at that time.  In addition, since Blue Water does not have an Audit Committee, the Board of Directors is also responsible for the assessment and oversight of Blue Water’s financial risk exposures.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on March 3, 2011 through December 31, 2012.  Our fiscal year end is December 31.  No cash compensation has been paid to our officers from inception on March 3, 2011 through December 31, 2012.  We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2013.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Totals ($)

Michael Hume President, CEO, Treasurer, Secretary, Director (Sole Officer and Director) (1)	2012 2011	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Christina Harris, Former Treasurer and Secretary (2)	2012 2011	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

(1)

Michael Hume received 6,000,000 shares of our common stock on March 3, 2011.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  Mr. Hume has received no other compensation.  Mr. Hume assumed Christina Harris’s duties on January 11, 2013, becoming Blue Water’s sole officer and director.

(2)

Christina Harris received 5,000,000 shares of our common stock on March 3, 2011.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  Ms. Harris has received no other compensation.  Ms. Harris gifted these shares to Michael Hume on July 9, 2012 and resigned from all of her positions with Blue Water on January 11, 2013.

The following table sets forth information with respect to compensation paid by us to our directors from inception on March 3, 2011 through December 31, 2012.  Our fiscal year end is December 31.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Michael Hume	0	0	0	0	0	0	0
Christina Harris	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors.  As of March 26 , 2013 we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Officer Compensation

Michael Hume and Christina Harris received 6,000,000 and 5,000,000 shares, respectively, of our shares of our common stock as compensation for their services.  These shares were issued on March 3, 2011 and were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  We have no plans to begin paying our current officer any cash compensation during the current fiscal year ending December 31, 2013.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of March 26, 2013 by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

As of March 26 , 2013, we had 18,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (Common)	Shares of Preferred Stock	Percentage of Class (Preferred)

Officers and Directors
Michael Hume, President, CEO, Treasurer, Secretary, and Director (Sole Officer and Director)	11,000,000	26.1%	-0-	0%

All officers and directors as a group (1 person)	11,000,000	47.8%	-0-	0%

Five Percent Stockholders
Taurus Financial Partners, LLC (1)	5,700,000	24.8%	-0-	0%

(1)

Taurus Financial Partners, LLC received 5,000,000 shares of our common stock valued at $50,000, or $0.01 a share, on March 3, 2011 in consideration of its services of assisting with the creation and early development of our business, including incorporation and formation assistance, preparation of a prospectus and related registration statement on Form S-1, and continued EDGAR filing support and services.  Further, on September 28, 2011, Taurus purchased an additional 700,000 shares of our common stock from Island Radio, Inc.  J. Scott Sitra is the sole owner and control person of Taurus Financial Partners, LLC.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any authorized Equity Compensation Plans nor do we intend to establish any such plans during the fiscal year ending December 31, 2013.

Changes in Control

We are unaware of any contract or other arrangement that could result in a change of control of Blue Water.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize us to issue up to 70,000,000 shares of common stock, $0.001 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of March 26 , 2013, we had 18,000,000 shares of common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of preferred stock, $0.001 par value.  Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future.  The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders.  The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of March 26 , 2013, we had no shares of preferred stock issued or outstanding.  Further, we have no present plans to issue any shares of preferred stock.

Holders of Record

As of March 26 , 2013, we had 18,000,000 shares of our common stock issued and outstand held by approximately 38 stockholders of record.  We had no shares of preferred stock issued and outstanding.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

Shares Eligible for Future Sale

The 8,000,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act.  No shares held by our affiliates (officers, directors or 10% shareholders) are being registered hereunder.

As of March 26 , 2013 we had 18,000,000 shares of our common stock issued and outstanding.  Of these shares currently issued and outstanding, 1,300,000 were previously registered with the SEC and are freely tradable without restrictions (commonly referred to as the “public float”) and 16,700,000 are subject to the restrictions and sale limitations imposed by Rule 144.  Under Rule 144, these shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, one year after the date Blue Water files “Form 10 information” with the SEC.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act.   Blue Water’s Registration Statement on Form S-1 filed with the SEC on February 11, 2013 included current “Form 10 information”.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

Listing

Our common stock is quoted on the OTC Bulletin Board under the symbol “BUWR”.

Transfer Agent

VStock Transfer, LLC

77 Spruce Street, Suite 201

Cedarhurst, NY  11516

(212) 828-8436 Phone

(646) 599-1296 Fax

www.VStockTransfer.com

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

We are currently operating out of office space provided by our sole officer and director, Michael Hume.  This arrangement was agreed upon by Mr. Hume on a rent-free basis for an indeterminate period of time.  There is no written agreement or other material terms or arrangements relating to this arrangement.  Should Mr. Hume become uninvolved in our business this arrangement would certainly come to an end and we would be required to seek office space elsewhere, potentially at great expense to us.

Other than the foregoing, we do not currently have any conflicts of interest.  We have not yet formulated a policy for handling conflicts of interest.  However, we intend to do so prior to hiring our first employee.

Share Issuances to Promoters

On March 3, 2011 we issued an aggregate of 11,000,000 restricted shares of our common stock, par value $0.001, to our officers, Michael Hume and Christina Harris, as Founder’s Stock, which was recorded with a net valuation of $-0-.  Mr. Hume and Ms. Harris received 6,000,000 and 5,000,000 shares, respectively.

On July 9, 2012 Ms. Harris transferred her shares to Mr. Hume as a gift.  As of March 26 , 2012 Mr. Hume owned 11,000,000 shares of our common stock.

On March 3, 2011 we issued 5,000,000 restricted shares of our common stock to Taurus Financial Partners, LLC (“Taurus”) for:

•

assisting with the creation and early development of our business, including incorporation and formation assistance;

•

preparation of a stock offering prospectus and related registration statement on Form S-1 (and subsequent amendments); and

•

continued and ongoing EDGAR filing support and services.

The market value of these services provided to us by Taurus was valued at $50,000.  Hence, we valued the shares we issued Taurus at $50,000, or $0.01 per share.

Additionally, and as of December 31, 2012, we had $133,865 in accounts payable to Taurus.

Further, and as of March 26 , 2013, Taurus is considered a promoter and an affiliate shareholder and presently owns 5,700,000 shares, or 31.7%, of our issued and outstanding shares of common stock.  J. Scott Sitra is the sole owner and control person of Taurus.

On March 3, 2011 we issued 5,000,000 restricted shares of our common stock to Arctic Eyes, LLC (“Arctic Eyes”) for:

•

assisting with the initial development and future hosting of our website (www.bluewaterbar.com); and

•

future marketing efforts aimed at building the Blue Water Bar & Grill™ brand, including (i) advertising and blogging on various Caribbean travel websites such as Travel Talk Online – St. Maarten/St. Martin (www.traveltalkonline.com), (ii) developing spot advertisements and regular promotional interviews on local radio and television stations, and (iii) through print media outlets such as newspapers and free tourist pamphlets.

The market value of the services at the time of the share issuance was valued at $50,000.  Hence, we valued the shares we issued Arctic Eyes at $50,000, or $0.01 per share.

On February 17, 2012, Blue Water and Arctic Eyes, LLC mutually agreed to rescind their consulting agreement.  Arctic Eyes returned the 5,000,000 shares it was holding which were subsequently cancelled by Blue Water.

There is no formal business relationship between Taurus and Arctic Eyes.  The companies have worked on the same project in the past and sometimes, during the normal course of business, refer clients to one another.  Neither has paid nor received compensation, cash or otherwise, for such client referrals.

As of March 26 , 2013, and because of their positions and involvement in our business organization and development, the following table summarizes our current promoters as defined by Rule 405 of Regulation C and the nature and amount of their compensation:

Promoter Name	Nature of Compensation	Aggregate Valuation ($)

Michael Hume, President, CEO and Chairman	6,000,000 shares of restricted common stock (1)	$ -0- (1)
Taurus Financial Partners, LLC	5,000,000 shares of restricted common stock	$50,000

(1)

Issued as Founder’s Shares, which are recorded with a net valuation of $-0-

As of March 26 , 2013, we have no agreements in place to provide additional compensation to any of the above promoters.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including reasonable attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Director Independence

The OTC Bulletin Board, where our shares of common stock are quoted under the symbol “BUWR”, does not have any director independence requirements.  In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15).  Based on these widely-accepted criteria, we have determined that none of our directors are independent at this time.

No member of management is or will be required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, New York Stock Exchange (NYSE), American Stock Exchange (AMEX), and NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees.  As a result, these directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings involving Blue Water Restaurant Group, Inc.

During the past ten (10) years Michael Hume has not been the subject of the following events:

1)

Any bankruptcy petition filed by or against any business of which Mr. Hume was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

2)

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;

3)

An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Hume’s involvement in any type of business, securities or banking activities; and

4)

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, Independent Registered Public Accounting Firm, of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Ki-Hwang, LLC, Attorneys and Counselors at Law, our legal counsel, has provided an opinion on the validity of our common stock.  We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

REPORTS TO SECURITY HOLDERS

Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

[The Remainder of This Page Intentionally Left Blank]

FINANCIAL STATEMENTS

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blue Water Restaurant Group, Inc. (A Development Stage Company)

Suwanee, Georgia

We have audited the accompanying balance sheets of Blue Water Restaurant Group, Inc. (A Development Stage Company) as of December 31, 2012 and 2011 and the related statement of operations, stockholders’ deficit and cash flows for the year and period then ended and the period from March 3, 2011 (inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Water Restaurant Group, Inc. as of December 31, 2012 and 2011  and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ M&K CPAS, PLLC

 www.mkacpas.com

Houston, Texas

February 11, 2013

BLUE WATER RESTAURANT GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS

	12/31/12	12/31/11
Current assets:
Cash and equivalents	$30,299	$-
	30,299	-

Total assets:	$30,299	$-

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
Accounts payable (related party)	$133,865	$27,015
	133,865	27,015

Total liabilities	$133,865	$27,015

Commitments and contingencies	-	-

Stockholders’ (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 70,000,000 shares authorized; 18,000,000 and 23,000,000 shares issued and outstanding, respectively	18,000	23,000
Additional paid-in capital	102,000	97,000
(Deficit) accumulated during the development stage	(223,566)	(147,015)

Total stockholders’ (deficit)	$(103,566)	$(27,015)

Total liabilities and stockholders’ (deficit)	$30,299	$-

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER RESTAURANT GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the fiscal year ended 12/31/12	For the period from March 3, 2011 (inception) to 12/31/11	Cumulative from March 3, 2011 (inception) to 12/31/12

Revenues, net	$40,000	$-	$40,000

Cost of revenues	-	-	-

Gross profit	40,000	-	40,000

Expenses:
General and administrative	1,066	515	1,581
Consulting fees	9,000	50,000	59,000
Accounting fees	5,000	6,000	11,000
Legal fees	99,458	70,500	169,958
Transfer agent fees	2,027	-	2,027
Total expenses	116,551	127,015	243,566

(Loss) from operations	(76,551)	(127,015)	(203,566)

Other income (expense):
Realized loss on investment	-	(20,000)	(20,000)
Total other income (expense)	-	(20,000)	(20,000)

Provision for income taxes	-	-	-

Net (loss)	$(76,551)	$(147,015)	$(223,566)

(Loss) per common share, basic and diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	18,628,415	22,828,383

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER RESTAURANT GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

For the period from March 3, 2011 (inception) to December 31, 2012

Description	Common Stock		Additional Paid-In Capital	(Deficit) Accumulated During the Development Stage	Total
	Shares	Amount

Balance, March 3, 2011 (inception)	-	$-	$-	$-	$-

Issuance of common shares to directors (founder’s shares)	11,000,000	11,000	(11,000)	-	-

Issuance of common shares to Consultants	10,000,000	10,000	90,000	-	100,000

Issuance of common shares for restricted securities	2,000,000	2,000	18,000	-	20,000

Net (loss) for the period	-	-	-	(147,015)	(147,015)

Balance, December 31, 2011	23,000,000	$23,000	$97,000	$(147,015)	$(27,015)

Rescinding of consulting agreement	(5,000,000)	(5,000)	5,000	-	-

Net (loss) for the period	-	-	-	(76,551)	(76,551)

Balance, December 31, 2012	18,000,000	$18,000	$102,000	$(223,566)	$(103,566)

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER RESTAURANT GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the fiscal year ended 12/31/12	For the period from 3/3/11 (inception) to 12/31/11	Cumulative from 3/3/11 (inception) to 12/31/12
Cash flows from operating activities:
Net (loss)	$(76,551)	$(147,015)	$(223,566)
Adjustments to reconcile net (loss) to net cash (used in) operating activities
Realized loss on investment	-	20,000	20,000
Common stock issued in connection with services provided by consultants	-	100,000	100,000
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable (related party)	106,850	27,015	133,865

Net cash provided (used) by operating activities	30,299	-	30,299

Net increase (decrease) in cash	30,299	-	30,299

Cash – beginning of period	-	-	-

Cash – end of period	$30,299	$-	$30,299

Non-cash investing and financing activities:
Issuance of common shares to directors (founder’s stock)	$-	$11,000	$11,000
Issuance of common shares to Island Radio, Inc. (share exchange)	-	20,000	20,000
Rescinding of shares	5,000	-	5,000
	$5,000	$31,000	$36,000
Supplemental disclosure of cash flow information:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER RESTAURANT GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2012

NOTE 1 – Summary of Significant Accounting Policies

Organization

Blue Water Restaurant Group, Inc. (“Company” or “Blue Water”) is a development stage company with minimal operations.  Blue Water was incorporated under the laws of the State of Nevada on March 3, 2011.  The Company’s business plan calls for the development of a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region.  Its initial restaurant is going to be called Blue Water Bar & Grill™ and will be located in St. Maarten, Dutch West Indies.  In addition to developing and launching its own restaurant concepts, Blue Water also provides restaurant development and operational management consulting services to outside restaurant businesses.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) for financial information and in accordance with the Securities and Exchange Commission’s (SEC) Regulation S-X.  They reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair presentation of the financial position and operating results as of December 31, 2012, for the fiscal year ended December 31, 2012, and for the period March 3, 2011 (inception) to December 31, 2011.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of December 31, 2012 and December 31, 2011, the Company had $30,299 and $-0- cash and equivalents, respectively.

Revenue Recognition

The Company recognizes revenue (1) when the price is fixed and determinable, (2) persuasive evidence of an arrangement exists, (3) the service has been provided, and (4) collectability is assured.

Accounts Receivable

Accounts receivable are stated at net invoice amount.  An allowance for doubtful accounts is based on management’s best estimate of uncollectible receivable balances based on the creditworthiness of the customer and prior collection history.  As of December 31, 2012 and December 31, 2011 the allowance for doubtful accounts was $-0-.

Investments

The Company accounts for its marketable securities, which are classified as trading securities, in accordance with generally accepted accounting principles for certain investments in debt and equity securities, which requires that trading securities be carried at fair value.  Unrealized gains and losses due to changes in fair value as well as realized gains and losses resulting from sales of securities are reported as Other Income/Expenses in the statement of operations.  Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available.  The cost basis for realized gains and losses is determined on a specific identification basis.  As of December 31, 2012 and December 31, 2011, the Company had no investments.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As of December 31, 2012 and December 31, 2011 we believe that the recorded values of all of our financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  During the fiscal year ended December 31, 2012, for the period March 3, 2011 (inception) to December 31, 2011, and cumulative from March 3, 2011 (inception) to December 31, 2012 the Company had no dilutive financial instruments issued or outstanding.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  Blue Water establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

NOTE 2 – Development Stage Activities and Going Concern

The Company is in the development stage and has minimal operations, and as such has devoted most of its efforts since its inception to developing its business plan, issuing common stock, attempting to raise capital, establishing its accounting systems and other administrative functions.  The Company plans on developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region.  Its initial restaurant is going to be called Blue Water Bar & Grill™ and will be located in St. Maarten, Dutch West Indies.  In addition, The Company intends to conduct additional capital formation activities through the issuance of its common stock to better enable it to pursue its long-term business goals.

While management of the Company believes that it will be successful in its planned operating activities under its business plan and capital formation activities, there can be no assurance that it will be able to successfully execute on either of these or that it will be able to generate adequate revenues to earn a profit or sustain its operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United State of America, which contemplate continuation of the Company as a going concern.  The Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of December 31, 2012, the Company had an accumulated net loss of ($223,566).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – Common Stock

The total number of common shares authorized that may be issued by the Company is 70,000,000 shares with a par value of $0.001 per share.

During the period March 3, 2011 (inception) to December 31, 2012 the Company issued an aggregate of 23,000,000 shares of its common stock as follows:

•

11,000,000 shares to its officers as Founder’s Shares;

•

5,000,000 shares to Taurus Financial Partners, LLC for assisting with the creation and early development of our business, including incorporation and formation assistance, preparation of an offering prospectus and related registration statement on Form S-1, and continued EDGAR filing support and services.  These shares were valued at $50,000, or $0.01 per share, based on the value of the services provided;

•

5,000,000 shares to Arctic Eyes, LLC for assisting with the initial development and future hosting of our website (www.bluewaterbar.com) and marketing efforts aimed at building the Blue Water brand on various Caribbean travel websites and local radio stations.  These shares were valued at $50,000, or $0.01 per share, based on the previously established value; and

•

2,000,000 shares to Island Radio, Inc. (OTCBB: ISLD) in a stock exchange where the Company received 2,000,000 restricted shares of Island Radio’s common stock.  These shares were valued at $20,000, or $0.01 per share, based on the previously established value.

On February 17, 2012, the Company and Arctic Eyes, LLC mutually agreed to rescind their consulting agreement.  Arctic Eyes returned the 5,000,000 shares it was holding which were subsequently cancelled by the Company.

As of December 31, 2012, the Company had 18,000,000 shares of its common stock issued and outstanding.

NOTE 4 – Preferred Stock

The total number of preferred shares authorized that may be issued by the Company is 5,000,000 shares with a par value of $0.001 per share.

As of December 31, 2012, the Company had no shares of its preferred stock issued and outstanding.

NOTE 5 – Income Taxes

The provision (benefit) for income taxes for the period from March 3, 2011 (inception) to December 31, 2012 was as follows, assuming a 35 percent effective tax rate:

	For the fiscal year ended 12/31/12		For the period from March 3, 2011 (inception) to 12/31/11
Current tax provision:
Federal
Taxable income	$-	$

Total current tax provision	$-	$

Deferred tax provision:
Federal
Loss carryforwards	$36,248		$9,455
Change in valuation allowance	(36,248)		(9,455)

Total deferred tax provision	$-		$-

As of December 31, 2013, the Company had approximately $103,566 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2031.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from March 3, 2011 (inception) to December 31, 2012 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

NOTE 6 – Partytenders, Inc. Subsidiary

On October 1, 2011 we incorporated a wholly-owned subsidiary, Partytenders, Inc., in the State of Nevada.

Through the Partytenders subsidiary the Company intends to offer turnkey catering services to private parties and events.  The Company will provide these functions with food servers, bartenders, high-quality food selections and top-shelf spirits.

In late 2012 the Company determined not to pursue the Partytenders concept and dissolved the subsidiary on December 31, 2012.  No shares were ever issued by the Partytenders subsidiary.  Further, no operating activities ever were conducted within the subsidiary.

NOTE 7 – Share Exchange with Island Radio, Inc. and Subsequent Sale of Shares

On March 29, 2011 we entered into a Share Exchange Agreement with Island Radio, Inc., which is listed on the OTC Bulletin Board under the trading symbol “ISLD”.  Under the terms of the agreement we issued Island Radio 2,000,000 shares of our restricted common stock in exchange for 2,000,000 restricted shares of Island Radio common stock, $0.001 par value.  These shares were valued at $20,000, or $0.01 a share.

After a review on March 31, 2011, and in accordance with US Generally Accepted Accounting Principles (US GAAP), we determined these shares of common stock were an impaired asset due to the underlying business’s limited operations and lack of trading on OTC Bulletin Board.  Accordingly, we took a ($20,000) impairment charge against this asset.

On October 13, 2011 we transferred our restricted shares of Island Radio to Michael Hume, our President and Chief Executive Officer.  These shares carried no value.

NOTE 8 – Related Party Transactions

As of December 31, 2012, the Company operated out of office space that is being provided to us by our president and chief executive officer, Michael Hume, free of charge.  There is no written agreement or other material terms relating to this arrangement.

For the period March 3, 2011 (inception) to December 31, 2012 the Company’s rent expense was zero.  This is because of the short time period and the minimal level of operating activities that have transpired during this period of time.

Additionally, for the period of March 3, 2011 (inception) to December 31, 2012 the majority of the Company’s expenses were paid by Taurus Financial Partners, LLC (Taurus), an independent service provider that currently provides SEC EDGAR compliance and filing services to the Company, and have been accounted for under the accounts payable to a related party line item; as of December 31, 2012, Taurus owned 31.7% of the Company’s issued and outstanding common stock.

NOTE 9 – Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update amended explanations of how to measure fair value to result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.”  This update amended the presentation options in Accounting Standards Codification (“ASC”) 220, “Comprehensive Income,” to provide an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with retrospective application required.  The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08 “Intangibles – Goodwill and Other”.  This new guidance on testing goodwill provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any).  If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required.  ASU 2011-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05.  This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented.  The adoption of ASU 2011-12 is not expected to have a material impact on the Company’s financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02.  This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill.  The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The adoption of ASU 2012-02 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03.  This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114.  The adoption of ASU 2012-03 is not expected to have a material impact on the Company’s financial position or results of operations.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial statements.

NOTE 10 – Subsequent Events

No other material events or transactions have occurred through the date the financial statements were issued which required recognition or disclosure in the financial statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by us in connection with this offering.  All amounts are estimates except for the registration fee.

Accounting and audit fees	$3,000
Legal fees and expenses	5,000
Printing and engraving expenses	1,500
SEC registration fee	110
Transfer agent fees	1,500
Total	$11,110

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including reasonable attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since March 3, 2011 (inception) through March 26 , 2013:

On March 3, 2011, we issued 6,000,000 and 5,000,000 shares of common stock, $0.001 par value, to Michael Hume and Christina Harris, respectively, in consideration of their services to us as officers and directors.  We issued these shares as Founder’s Shares.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Hume’s and Ms. Harris’s relationships with us, each had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On March 3, 2011, we issued 5,000,000 shares of common stock to Arctic Eyes, LLC in consideration of its services related to the development of our website and its future marketing requirements.  We valued these services at $50,000, or $0.01 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Arctic Eyes had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On March 3, 2011, we issued 5,000,000 shares of common stock to Taurus Financial Partners, LLC in consideration of its services of assisting with the creation and early development of our business.  We valued these services at $50,000, or $0.01 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Taurus Financial Partners had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On March 29, 2011, we issued 2,000,000 shares of common stock to Island Radio, Inc. in exchange for 2,000,000 restricted shares of Island Radio common stock, $0.001 par value.  Island Radio’s common stock trades on the OTC Bulletin Board under the trading symbol “ISLD”.  These shares were valued at $20,000, or $0.01 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Island Radio had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On February 17, 2012, we mutually agreed to rescind our consulting agreement with Arctic Eyes, LLC.  Arctic Eyes returned the 5,000,000 shares it had been holding since March 3, 2011.  These shares were subsequently cancelled and return to the Blue Water’s treasury.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

3.1(1)	Articles of Incorporation
3.2(1)	Bylaws
5.1	Legal Opinion of Ki-Hwang, LLC
10.1(2)	Share Exchange Agreement with Island Radio, Inc. (March 29, 2011)
10.2(2)	Service Agreement with Taurus Financial Partners, LLC (March 3, 2011)
10.3(2)	Service Agreement with Arctic Eyes, LLC (March 3, 2011)
10.4	Form of Subscription Agreement
10.5(3)	First Amendment to Service Agreement with Taurus Financial Partners, LLC (August 4, 2011)
10.6	Consulting Agreement with Long Yard Restaurants
23.1(4)	Consent of M & K CPAS, PLLC, Independent Registered Public Accounting Firm
23.2	Consent of Legal Counsel (contained in exhibit 5.1)

(1)

Incorporated by reference to registration statement on Form S-1 (File No. 333-174557) filed on May 27, 2011.

(2)

Incorporated by reference to registration statement on Form S-1 (Amendment No. 1, File No. 333-174557) filed on July 7, 2011.

(3)

Incorporated by reference to registration statement on Form S-1 (Amendment No. 3, File No. 333-174557) filed on August 5, 2011.

(4)

Incorporated by reference to registration statement on Form S-1 (File No. 333-186571) filed on February 11, 2013.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c)

Include any additional or changed material information on the plan of distribution.

2)

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)

To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4)

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

d)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in  the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Georgia on the 27 th day of March, 2013.

BLUE WATER RESTAURANT GROUP, INC.

By:

/s/ Michael Hume

Michael Hume

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on March 27 , 2013:

By:

/s/ Michael Hume

Michael Hume

President, Chief Executive Officer,

Principal Executive Officer, Treasurer,

Principal Financial Officer, Secretary and Director

(Sole Officer and Director)

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